EXHIBIT 3.4

                    PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT

      This Product Development and Supply Agreement (the "Agreement") is made as of the 31st day of July, 2003, by and between Medical Nutrition USA, Inc., a Delaware corporation (the "Company"), and Organic Corporation of America, a Delaware corporation ("OCA").

      WHEREAS, OCA has assisted the Company with the development, manufacture and supply of certain of the Company's existing Products (as defined hereafter), and the parties wish to memorialize and codify that business relationship;

      WHEREAS, the Company and OCA desire to enter this Agreement to assure continuity on all existing and future work with respect to Products;

      NOW, THEREFORE, in consideration of the following covenants and undertakings, the foregoing premises (incorporated herein) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree as follows:

      1. DEFINITIONS. In this Agreement, the following capitalized words and expressions have the following meanings, whether used in the singular or plural, and the defined terms shall control in interpretation thereof over all other evidence to the contrary, including custom and usage in the trade or the context within which such a term is used herein:

            1.1. ABANDONED PRODUCT means a previously marketed item or formulation that the Company has chosen to cease selling as evidenced by (a) its failure to purchase the item from OCA for twelve (12) consecutive months or (b) its written notification to OCA that it no longer intends to use the item or formulation, or any derivatives thereof.

            1.2. ACCEPTED SPECIFICATION means a specification, agreed to by the parties for the development or improvement of a Product.

            1.3. CONFIDENTIAL INFORMATION means the Product Technology, together with any and all information (a) that concerns or relates to any aspect of the business of the Company, (b) that is owned or controlled by the Company, or (c) that is, for any reason, treated as confidential by the Company. Confidential Information shall not, however, include such information that OCA can prove by competent contextual documentary evidence (i) was in the public domain on the Effective Date; (ii) came into the public domain through no direct or indirect act or omission of OCA after the Effective Date; or (iii) was rightfully in OCA's possession at the time of receipt from the Company, lawfully obtained from a source other than the Company, and not subject to any obligation of confidentiality or restrictions on use.

            1.4. EFFECTIVE DATE means the date first above written.

            1.5. PRODUCT means (a) an existing consumer product of the Company that has either been developed with the assistance of OCA or is currently manufactured and supplied by OCA; (b) a consumer product for which the Company has requested OCA to assist with research and development; and (c) a consumer product which the Company identifies in the future as a product it desires to develop, manufacture and sell.

            1.6. PRODUCT TECHNOLOGY means the Products, any and all improvements, enhancements, and modifications thereto, and any and all Technology that is conceived, created or first fixed in a tangible medium, first made, first used or first reduced to practice, (a) under this Agreement, or (b) in connection with services, tasks or endeavors which OCA has previously performed, or will perform, on behalf of the Company.

            1.7. TECHNOLOGY means and includes conceptions, ideas, innovations, inventions, processes, formulations, machines, manufactures, compositions of matter, improvements, enhancements, modifications, technological developments, know how, methods, techniques, systems, designs, artwork, drawings, plans, specifications, mask works, software, documentation, data and information (irrespective of whether in human or machine-readable form), works of authorship, and products, whether or not patentable, copyrightable or susceptible to any other form of legal protection.

      2. PERFORMANCE BY OCA.

            2.1. OCA agrees to use its best efforts to assist the Company to (a) continue to develop and improve Products that have been developed or are in the process of being developed and improved as of the Effective Date, and (b) design, develop, implement, and provide merchantable and marketable Products identified by the Company from time to time. To that end, all Products shall be developed pursuant to the provisions, conditions and warranties set forth herein and in the applicable Accepted Specifications.

            2.2. In the course of performing its obligations hereunder OCA shall work directly with Arnold Gans or another representative designated by the Company. In the event Arnold Gans shall, for any reason, no longer be associated with the Company, OCA will continue to work directly with the Company, as an independent contractor, in the development, improvement, manufacture and supply of Products.

            2.3. OCA hereby designates Alvin Goren ("Goren") and Eli Gorenberg ("Gorenberg") as the individuals who shall be responsible for the performance of OCA's obligations under this Agreement. OCA acknowledges and agrees that Goren and Gorenberg possess unique skills, expertise and qualifications, and that as such their performance is material to this Agreement.

            2.4. OCA shall have a right of first offer to manufacture any liquid, ointment, cream or lotion Product the Company develops. Notwithstanding the foregoing, (a) in order to exercise its right to manufacture a Product OCA must have the ability and capacity to manufacture the Product; and (b) the Company may engage an entity other than OCA to manufacture a Product if OCA is unable to manufacture the Product at the Company's targeted cost.

            2.5. OCA will follow accepted Good Manufacturing Process [NEEDS TO BE DEFINED] standards in manufacturing the product and will test and inspect each lot of a Product for compliance with Accepted Specifications prior to release and shipment to the Company.

      3. PAYMENT AND RECORDS. In consideration of OCA's performance hereunder, the Company shall make timely payment to OCA for all invoices submitted for products and services performed under this Agreement at the costs to which the Parties have agreed.

      4. OWNERSHIP OF PRODUCT TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS THEREIN; CONFIDENTIALITY.

            4.1. OCA hereby agrees that all Technology embodying or comprising Product Technology shall be the sole and exclusive property of, and title shall vest in, the Company.

            4.2. OCA further agrees that the Company shall own any and all intellectual property rights in the Product Technology, whether or not Product Technology is patentable, copyrightable, or susceptible to any other form of legal protection. OCA hereby agrees that all copyrightable works of authorship created or prepared by OCA (including OCA's employees) under this Agreement shall be deemed "work made for hire" (as defined and interpreted in the U.S. Copyright Laws, Title 17 of the United States Code) on behalf of the Company.

            4.3. OCA hereby assigns, and agrees to assign, to the Company, all right, title and interest, in and to the Product Technology, in the United States and all foreign countries, including among other things, the full and exclusive right to the Product Technology in the United States and all foreign countries, together with the full and exclusive right to all applications for letters patent, copyright registration, design registration or other intellectual property protection covering the Product Technology, and all patents, registrations and the like resulting therefrom, together with the right of priority and all other rights under any and all international agreements to which the United States adheres.

            4.4. The Company shall have the sole right to file and prosecute applications for letters patent, copyright registrations, design registrations or other form of intellectual property protection with respect to the Product Technology. OCA hereby agrees that, upon the request of the Company, it will promptly and fully disclose to the Company all Product Technology together with all pertinent facts and documents relating thereto as may be known and accessible to OCA.

            4.5. To effect the intent of the assignments set forth in Section
4.3 hereof, and to establish, maintain, or enforce the rights identified in
Section 4.4 hereof, OCA hereby agrees, upon request of the Company and without additional remuneration, to assist the Company, and cause every person or entity involved in the development of the Product Technology to assist the Company, in every proper and legal way to obtain, maintain and protect the rights of the Company and its assigns in the Product Technology. Without limiting the generality of the foregoing, OCA shall execute, or cause to be executed, and deliver to the Company any and all papers, instruments or affidavits deemed necessary by the Company to perfect such assignments or obtain, maintain and protect such rights.

            4.6. OCA acknowledges that no license, express or implied, or rights of any sort are granted to OCA under this Agreement with respect to any proprietary rights in Confidential Information, or Product Technology, or developments or devices arising therefrom.

            4.7. OCA shall not use, or induce or permit others to use, any Confidential Information for any other purpose whatsoever, nor, at any time, take or induce any action, or suffer any inaction, inconsistent with or tending to diminish or impair the rights of the Company in and to the Confidential Information. By way of example, but not by way of limitation, OCA shall not, except in fulfillment of its obligations hereunder, directly or indirectly, print, copy or otherwise reproduce, in whole or in part, any Confidential Information, without prior written consent of the Company. OCA shall carefully preserve any documents, records, correspondence, prototypes, models and other written or tangible data relating to the Confidential Information coming into OCA's possession.

            4.8. OCA hereby acknowledges that the Company considers the Confidential Information to be secret and confidential and to constitute a valuable commercial asset of the Company. In addition to all duties of confidence imposed on OCA by law or other agreements with the Company, OCA hereby covenants and agrees that OCA will at all times hold all of the Confidential Information in absolute and strict confidence. OCA shall not disclose or reveal any Confidential Information to anyone except those of OCA's employees with a definable need to know. Further, prior to revealing or disclosing Confidential Information to such employees, OCA shall require the employees to agree to and be bound by the terms of this Agreement.

            4.9. OCA agrees that for so long as Confidential Information remains confidential (i) it shall not directly or indirectly engage in competition with the Company under circumstances in which OCA may reasonably be expected to call upon, refer to, or use any Confidential Information or Product Technology, and
(ii) it shall refrain from performing similar tasks or providing similar services as herein engaged to perform or provide, under circumstances in which OCA may reasonably be expected to call upon, refer to, or use any Confidential Information or Product Technology. OCA further agrees that, in situations where OCA must perform or provide such similar tasks or services under such circumstances, OCA shall take all additional precautions necessary in such situations to preserve the confidential and proprietary nature of Confidential Information. By way of example, but not by way of limitation, OCA shall attempt to have such similar tasks and services performed by personnel other than those of OCA's employees who have already been exposed to Confidential Information.

            4.10. OCA acknowledges that the scope of the restrictions in this Agreement on the use and disclosure of Confidential Information is reasonably related to the protection of the Company's proprietary interests in Confidential Information, and that any unauthorized disclosure or use of Confidential Information would cause the Company immediate and irreparable injury or loss. Accordingly, OCA acknowledges and agrees that, notwithstanding Section 9.1 hereof, in the event of a breach or threatened breach by OCA of any provision of this Article 4, the Company shall be entitled, at its option and pursuant to
Section 9.2 hereof, to preliminary and permanent injunctive relief restraining OCA from the disclosure or unauthorized use of any Confidential Information, in addition to actual damages in any action at law.

      5. ABANDONED PRODUCTS. Notwithstanding anything to the contrary contained herein, the Company agrees that OCA may sell to its other customers any Abandoned Product (as defined in Section 1.7 of this Agreement).

      6. WARRANTIES. OCA hereby represents and warrants to the Company as set forth in 6.1 through 6.3.

            6.1. To the best of its then-existing knowledge, neither the Company's use nor sale of any Product Technology or any product embodying the Product Technology to be delivered by OCA hereunder will constitute an infringement or violation of any patent, copyright or other proprietary rights of any third party.

            6.2. The tasks and services performed under this Agreement shall be performed in a good and workmanlike manner in accordance with any established professional standards for such tasks and services, and with the best practices in OCA's industry and that the tasks and services and any reports, drawings, advice or other products of the tasks and services shall comply with all applicable laws, regulations, codes and ordinances.

            6.3. Any Products delivered to the Company under this Agreement shall, at the time of delivery, (a) conform to the Accepted Specifications; (b) be free from any manufacturing defects of any kind, and (c) OCA's production of the Product shall be conducted in accordance with current U.S. Good Manufacturing Practices as listed in 21 CFR 211. OCA further warrants and guarantees that, as of the date of each delivery hereunder to the Company, and until the date of its expiration, the Product shall comply with the provisions of the United States Food, Drug and Cosmetic Act, and such Product shall not, when delivered, be adulterated or misbranded within the meaning of the United States Food, Drug and Cosmetic Act.

      7. INDEMNITIES.

            7.1. OCA hereby indemnifies and holds harmless the Company and its affiliates, stockholders, directors, officers, employees, attorneys and agents, successors, and assigns (collectively the "Indemnified Parties") from and against any and all losses resulting from unauthorized use or disclosure of Confidential Information by OCA and its affiliates, stockholders, directors, officers, employees, attorneys and agents, successors and assigns.

            7.2. OCA shall defend, indemnify and hold harmless the Indemnified Parties (as defined in Section 7.1 hereof) from and against the losses, damages, costs and expenses (including, without limitation, the Indemnified Parties' reasonable attorneys' fees and other costs of legal defense, whether direct or indirect), associated with any and all claims, demands, suits, proceedings or judgments arising out of (i) the breach of any of OCA's representations and warranties hereunder; (ii) the manufacture of a Product; or (iii) any acts or omissions of OCA, including, but not limited to, (a) breach of any of the provisions of this Agreement, (b) negligence or other tortious conduct, (c) representations or statements not specifically authorized by the Company herein or otherwise in writing, or (d) violation by OCA of any applicable law, regulation or order.

      8. TERM AND TERMINATION.

            8.1. Unless earlier terminated in accordance with the provisions of this Article 7, this Agreement shall continue in full force and effect for a term commencing on the Effective Date and expiring ten (10) years from the Effective Date; provided that the term of this Agreement shall be automatically renewed for additional one (1) year terms, unless either party gives written notice of its intent to terminate this Agreement at least sixty (60) days prior to the expiration of the then-current term.

            8.2. This Agreement may be terminated by a party, as follows:

                  a. By thirty (30) days' prior written notice to the other
            party, in the event the other party breaches or is in default of any obligations hereunder, which default has not been cured within fourteen (14) calendar days after receipt of notice of such default or within such additional cure period as the non-defaulting party may authorize; provided, however, that upon a second breach of the same obligation by the breaching party, the non-defaulting party may forthwith terminate this Agreement upon notice to the breaching party; or

                  b. Effective immediately, in the event the other party becomes insolvent or the subject of an "order for relief" as that term is defined in the U.S. Bankruptcy Code, or in the event of an assignment or other arrangements for the benefit of the other party's creditors, or of the levy or execution upon this Agreement.

      8.3. Provided OCA is not in breach of this Agreement, no termination of this Agreement by OCA shall relieve the Company from its obligation to pay any moneys accrued, due or payable up to the date of such termination.

      8.4. Upon termination of this Agreement for any reason, OCA will immediately cease all use of the Confidential Information and shall deliver over to the Company all items containing, embodying, relating to or comprising Confidential Information, as well as any other documents or things, belonging to the Company that may be in OCA's possession. OCA shall not take or retain any copies thereof.

      9. DISPUTE RESOLUTION.

            9.1. Subject to Section 4.11 hereof, the parties shall attempt in good faith to resolve between themselves any controversy, dispute, claim or question arising out of, in connection with, or in relation to this Agreement on its interpretation, performance or any breach thereof. The negotiation may be commenced by any party upon notice to the other specifying particularly the basis of the controversy or claim and supplying available documentation relating to it.

            9.2. Any dispute that cannot be settled amicably by conciliation pursuant to Section 9.1 above within ten (10) calendar days after receipt of notice of such dispute, shall be settled by final and binding arbitration by a single arbitrator conducted in accordance with and subject to the Commercial Arbitration Rules of the American Arbitration Association then applicable. Any negotiation or arbitration pursuant to this Section shall take place in Englewood, New Jersey. Notwithstanding the foregoing, the Company may, at its option, seek equitable relief, including a temporary or permanent injunction, against OCA from an arbitrator or in any court of competent jurisdiction. Upon a showing of potential for substantial and irreparable injury, the arbitrator or the court (at the Company's election) shall have power to order protective or conservational measures to be taken to preserve the rights of the Company. The arbitration shall be governed by the United States Arbitration Act, 9 USC 1-16, and judgment upon any award or decision issued by an arbitrator hereunder may be entered by any court having jurisdiction thereof. There shall be no appeal from the arbitral award, except for fraud committed by the arbitrator in carrying out his duties under the aforesaid rules; otherwise the parties irrevocably waive their rights to judicial review of any claim or controversy arising out of or related to this Agreement.

            9.3. The parties agree that any dispute that cannot be settled amicably pursuant to Section 9.1 hereof and that pertains to quantities or amounts shall be decided by the arbitrator by binding final-offer arbitration. In such event the arbitrator must decide the issue within thirty (30) days of commencement of the arbitration.

            9.4. The losing party as determined by the arbitrator at the time the award is made shall pay the costs of any arbitration entered pursuant to this Article. Such costs shall include all reasonable fees of the arbitrator, all attorneys' fees of the prevailing party, and any other reasonable out-of-pocket expenses of the prevailing party incurred in connection with such proceedings.

            9.5. Service of any matters in reference to such dispute resolution process shall be given in the manner described in Section 11.1 hereof.

      10. INSURANCE

            10.1. OCA shall maintain in effect during the term of this Agreement and for a period of no less than five (5) years thereafter appropriate liability insurance policies with a nationally recognized carrier providing coverage of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate. These policies must include the Company as an additional named insured, provide for a waiver of subrogation rights against the Company, may not contain cross-liability exclusion, and require the Company to receive not less than sixty (60) days' notice of any modification or termination of coverage.

            10.2. The Company will maintain a product liability insurance policy with coverage in an amount (subject to reasonable deductions) customary for companies similarly situated.

      11. GENERAL CONDITIONS AND PROVISIONS.

            11.1. Notices. All notices under this Agreement shall be in writing, signed by an officer of the party serving such notice, postage prepaid, sent by personal delivery, overnight mail, or facsimile transmission, addressed to the parties at the parties' respective addresses set forth on the signature page of this Agreement, or such other address of which a party may notify the others in accordance with this paragraph. Notices will be deemed given when sent.

            11.2. Assignment. OCA acknowledges that this Agreement is in the nature of a personal services contract. Accordingly, OCA shall not sell, assign, delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Company. This Agreement may be assigned by the Company without the consent of OCA. Subject to such restrictions, this Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.

            11.3. Entire Agreement. This Agreement is the full, final and complete expression and codification of the parties' agreement on the subjects hereof (including all past practices and courses of dealing), and supersedes any and all prior and contemporaneous agreements and understandings. No other agreements, oral or otherwise, on the subjects hereof shall be deemed to exist or to bind any of the parties hereto.

            11.4. Modification and Waiver. This Agreement may not be modified and none of its terms may be waived, except in writing signed by the parties. To the extent that any term in any document, other than a writing signed by the parties that expressly purports to amend this Agreement, is contrary to or conflicts with this Agreement, the terms of this Agreement shall control. A waiver by a party of any default shall not be deemed a waiver of a prior or subsequent default of the same or other provisions of this Agreement. The failure of a party to enforce, or the delay by a party in enforcing, any of its rights, shall not be deemed a continuing waiver or a modification of this Agreement.

            11.5. Survival of Covenants. Subject to the provisions hereof, the covenants contained herein which by their terms require performance by the parties after termination of this Agreement shall be enforceable notwithstanding termination of this Agreement for any reason whatsoever.

            11.6. Severability. If any part of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, it shall not affect the validity or enforceability of the remainder of this Agreement, unless this Agreement so construed fails to meet the essential business purposes of the parties as manifested herein.

            11.7. Relationship. It is expressly agreed that the parties intend by this Agreement to establish between themselves the relationship of independent contractors. It is further agreed that no party has the authority to create or assume in the other party's name or on behalf of the other party, any obligation, express or implied, or to act or purport to act as agent or representative on behalf of the other party for any purpose whatsoever. Neither the Company nor OCA is the employer, employee, agent, partner or co-venturer of or with the other, each being independent.

            11.8. Governing Law and Interpretation. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of Delaware, without regard to the conflicts of law provisions thereof.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized representatives to be effective as of the date and year first above written.

Organic Corporation of America          Medical Nutrition USA, Inc.


By:  _______________________________    By:  ___________________________________
Name:  _____________________________    Print Name:  ___________________________
Title:  ____________________________    Title:  ________________________________

Address: 55 West End Road, Totowa,      Address: 10 West Forest Avenue,
         NJ 07512                                Englewood, NJ 07631

Acknowledged and Agreed:


___________________________________
Address:



Eli Gorenberg

By:________________________________

Name:______________________________

Address:

                                                                     EXHIBIT 3.4

                                    EXHIBIT A

                                    PAYMENTS